Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES FOURTH QUARTER AND YEAR END 2014 RESULTS

HOUSTON, February 18, 2015 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter and Full Year Highlights -

($ in millions)	Fourth Quarter			Full Year
	2014	2013	% Change	2014	2013	% Change
Cash Resales	$35.8	$31.9	12%	$123.5	$95.5	29%
Total Revenue	52.4	59.6	(12)%	198.0	202.9	(2)%
Cash EBITDA	29.3	26.8	10%	98.9	75.1	32%
Net Income	0.7	105.3	(99)%	9.7	113.7	(91)%

Total revenue for the fourth quarter of 2014 was $52.4 million compared to $59.6 million in the fourth quarter of 2013. Total revenue is primarily comprised of underwriting revenue related to new data acquisition and resale licensing revenue. These revenue components totaled $17.4 million and $34.0 million, respectively, in the fourth quarter of 2014 compared to $24.4 million and $34.0 million, respectively, in the fourth quarter of 2013. Cash resales, a component of resale licensing revenue, were $35.8 million, an increase of $3.9 million, or 12%, in the fourth quarter of 2014 compared to cash resales of $31.9 million in the fourth quarter of 2013. Solutions and other revenue was $0.9 million in the fourth quarter of 2014 compared to $1.2 million in the fourth quarter of 2013.

Total revenue for the year ended December 31, 2014 was $198.0 million compared to $202.9 million for the year ended December 31, 2013. Acquisition underwriting revenue was $60.0 million in 2014, compared to $87.3 million in 2013, with each year reflecting 69% underwriting on new data acquisition projects. In 2014, we executed on our strategy of reduced, but targeted, investment in new data which resulted in a reduction in acquisition underwriting revenue. New data acquisition activity in 2014 was primarily focused in the Eagle Ford/Woodbine, Permian (West Texas Plays) and Utica/Marcellus in the United States and the Cardium and Montney areas in Canada. Resale licensing revenue was $134.1 million in 2014 compared to $110.8 million in 2013. Cash resales in 2014 were $123.5 million, an increase of $28.1 million, or 29%, compared to $95.5 million in 2013. We experienced stronger cash resale activity in 2014 in both unconventional and conventional areas, with a good distribution of activity among the various plays. Solutions and other revenue was $4.0 million in 2014 compared to $4.8 million in 2013.

“We are pleased with our results for both the quarter and full year,” commented Rob Monson, president and chief executive officer. “Cash resales improved year over year in each quarter of 2014; however, we began to see some slowing of cash resale activity in the fourth quarter due to the sharp decline in crude oil prices. Looking forward, we expect our activity levels to be down roughly in line with the overall reduction in E&P drilling activity and capital spending caused by lower oil prices. We believe our cash resales in the first half of the year will be disproportionately lower than the total year as we anticipate clients will defer certain seismic purchases pending refinement of their drilling plans.

“In 2014, we were very selective about the new projects we committed to and, as a result, we reduced our capital spending and strengthened our balance sheet, ending the year with a cash balance of $59.2 million. We plan to further reduce our capital spending in 2015,” stated Monson. “We believe we are well positioned to weather the challenged industry environment with our variable operating structure, asset-light business model and strong working capital position.”

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Net income was $0.7 million for the fourth quarter of 2014 compared to $105.3 million for the fourth quarter of 2013 and was $9.7 million for the year ended December 31, 2014 compared to $113.7 million in 2013. The 2013 periods included a $100.5 million benefit related to the release of the entire valuation allowance on our U.S. federal and state deferred tax assets. Net income in the fourth quarter of 2014 was also impacted by lower acquisition underwriting revenue, higher amortization of seismic data and higher selling, general and administrative (“SG&A”) expenses. Net income for the full year 2014 was impacted by slightly lower revenue and higher SG&A expenses, partially offset by lower interest expense. Additionally, 2013 included a $1.5 million charge related to the early extinguishment of our debt.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-routine items), was $29.3 million in the fourth quarter of 2014 compared to $26.8 million in the same period of 2013. Cash EBITDA was $98.9 million for the year ended December 31, 2014 compared to $75.1 million in 2013. The increase from 2013 to 2014 in both periods was primarily due to the higher level of cash resales.

SG&A expenses were $8.3 million in the fourth quarter of 2014 compared to $6.4 million in the fourth quarter of last year. The increase between quarters was mainly due to an increase in annual incentive compensation tied to Cash EBITDA and professional expenses related to corporate and strategic activities. SG&A expenses were $29.8 million for the year ended December 31, 2014 compared to $26.0 million in 2013. The increase between years was primarily due to an increase in variable compensation, specifically, commission expense tied to resale licensing revenue and annual incentive compensation tied to Cash EBITDA.

In 2014, our net cash capital expenditures totaled $31.8 million. Gross capital expenditures were $92.7 million, of which $86.4 million related to new data acquisition. In light of the current industry conditions, we have set our net cash capital expenditure budget for 2015 at $28.0 million. Our current backlog of net cash capital expenditures related to acquisition programs is $20.6 million, of which we expect the majority to be incurred in 2015.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss fourth quarter results for 2014 on Thursday, February 19, 2015 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 65504872. A replay of the call will be available until February 26, 2015 by dialing 800-585-8367, Conference ID 65504872 and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays. Seitel has ownership in over 41,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated funds and our current credit facility are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and

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maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is net income; and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2014	2013
	(unaudited)
ASSETS
Cash and cash equivalents	$59,175	$31,353
Receivables, net	56,091	45,119
Net seismic data library	165,079	195,778
Net property and equipment	3,857	4,611
Prepaid expenses, deferred charges and other	10,075	9,844
Intangible assets, net	10,013	14,762
Goodwill	193,722	201,535
Deferred income taxes	81,744	92,511
TOTAL ASSETS	$579,756	$595,513

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable	$18,433	$23,189
Accrued liabilities	12,074	12,586
Employee compensation payable	3,893	2,002
Income taxes payable	197	787
Senior Notes	250,000	250,000
Obligations under capital leases	2,219	2,676
Deferred revenue	34,517	41,739
Deferred income taxes	5,334	7,578
TOTAL LIABILITIES	326,667	340,557

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,177	399,641
Retained deficit	(148,776)	(158,454)
Accumulated other comprehensive income	1,688	13,769
TOTAL STOCKHOLDER'S EQUITY	253,089	254,956
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$579,756	$595,513

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

REVENUE	$52,351	$59,569	$198,037	$202,874

EXPENSES:
Depreciation and amortization	35,085	32,346	121,023	121,598
Cost of sales	22	185	304	475
Selling, general and administrative	8,300	6,418	29,799	25,971
	43,407	38,949	151,126	148,044

INCOME FROM OPERATIONS	8,944	20,620	46,911	54,830

Interest expense, net	(6,305)	(6,196)	(25,029)	(27,851)
Foreign currency exchange losses	(630)	(1,118)	(1,974)	(2,222)
Loss on early extinguishment of debt	—	—	—	(1,504)
Other income (loss)	(1)	471	63	488

Income before income taxes	2,008	13,777	19,971	23,741
Provision (benefit) for income taxes	1,283	(91,561)	10,293	(89,940)

NET INCOME	$725	$105,338	$9,678	$113,681

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. The following table summarizes the components of Seitel's revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Total acquisition underwriting revenue	$17,448	$24,386	$59,960	$87,312

Resale licensing revenue:
Cash resales	35,759	31,863	123,530	95,465
Non-monetary exchanges	564	145	741	1,656
Revenue recognition adjustments	(2,280)	1,996	9,806	13,676
Total resale licensing revenue	34,043	34,004	134,077	110,797

Total seismic revenue	51,491	58,390	194,037	198,109

Solutions and other	860	1,179	4,000	4,765
Total revenue	$52,351	$59,569	$198,037	$202,874

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding non-routine corporate expenses such as severance and legal, financial and other expenses related to corporate and strategic transactions). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net income (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Cash EBITDA	$29,346	$26,780	$98,943	$75,064
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition underwriting revenue	17,448	24,386	59,960	87,312
Non-monetary exchanges	564	145	741	1,656
Revenue recognition adjustments	(2,280)	1,996	9,806	13,676
Add (subtract) other items included in net income:
Depreciation and amortization	(35,085)	(32,346)	(121,023)	(121,598)
Non-cash operating expenses	(119)	(186)	(536)	(869)
Non-routine and other corporate expenses	(930)	(155)	(980)	(411)
Interest expense, net	(6,305)	(6,196)	(25,029)	(27,851)
Foreign currency losses	(630)	(1,118)	(1,974)	(2,222)
Loss on early extinguishment of debt	—	—	—	(1,504)
Other income (loss)	(1)	471	63	488
Benefit (provision) for income taxes	(1,283)	91,561	(10,293)	89,940
Net income	$725	$105,338	$9,678	$113,681

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for 2014 and our estimate for the year ending December 31, 2015 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Year Ended December 31, 2014	Estimate for 2015
New data acquisition	$86,423	$96,100
Cash purchases and data processing	4,174	2,800
Non-monetary exchanges	950	800
Property and equipment and other	1,160	1,300
Total capital expenditures	92,707	101,000
Less:
Non-monetary exchanges	(950)	(800)
Cash underwriting	(59,922)	(72,200)
Net cash capital expenditures	$31,835	$28,000

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